Exhibit 99.1

news release [Fannie Mae Logo]
Media Hotline: 1-888-326-6694
Consumer Resource Center: 1-800-732-6643

Contact: Chuck Greener

202-752-2616

Janis Smith

202-752-6673

Number: 3442

Date: January 31, 2005

Fannie Mae Announces Two Executive Retirements

WASHINGTON, DC — Fannie Mae (FNM:NYSE) today announced the planned retirements of Louis V. Hoyes, Executive Vice President for Single-Family Mortgage Business, and Jayne J. Shontell, Senior Vice President for Investor Relations, effective today.

“For the past decade, Lou has spearheaded our efforts to build the lender partnerships and customer services that make our affordable housing mission possible. We thank him for his service and applaud his efforts to help our lenders provide more service to underserved families and communities,” said Dan Mudd, Fannie Mae’s acting Chief Executive Officer.

Hoyes joined Fannie Mae in 1995. Prior to his current position, he was Senior Vice President for multifamily lending and investment.

Thomas A. Lund, Senior Vice President and Chief Acquisition Officer of Fannie Mae’s Credit Guaranty Business, will become interim head of the Single-Family Mortgage Business. Lund joined Fannie Mae in 1995, and previously was senior vice president for the Southwestern Regional Office where he was responsible for management and administration of Fannie Mae assets within a ten-state region.

“Jayne has been Fannie Mae’s personal link to Wall Street and the broader investor community, national and global since 1997,” said Mudd. “Her leadership has been indispensable and she contributed to the launch of many Fannie Mae and mortgage industry “firsts,” including our MBS program, our Customer Service Transactions Desk, new mortgage financing structures, and Desktop Underwriter, Desktop Originator and MORNET,” he added.

-more-

Fannie Mae Announces Two Executive Retirements
Page Two

Shontell joined Fannie Mae in 1982. Before becoming senior vice president of investor relations, she was vice president for corporate development, and was vice president for mortgage backed securities (MBS) capital market transactions prior to that.

Mary Lou Christy, Vice President of Investor Relations, will step up as interim head of Investor Relations. Prior to becoming vice president of investor relations, Christy was vice president for MBS at Fannie Mae, responsible for company’s customer service trading desk in Washington, D.C. She joined Fannie Mae in 1983.

# # #

Fannie Mae is a New York Stock Exchange company. It operates pursuant to a federal charter. Fannie Mae has pledged through its “American Dream Commitment” to expand access to homeownership for millions of first-time home buyers; help raise the minority homeownership rate to 55 percent; make homeownership and rental housing a success for millions of families at risk of losing their homes; and expand the supply of affordable housing where it is needed most. Since 1968, Fannie Mae has provided $6.3 trillion of mortgage financing for 63 million families. More information about Fannie Mae can be found on the Internet at http://www.fanniemae.com.